Exhibit 99.4
Consent of Morgan Stanley & Co. Incorporated
We hereby consent to the use in Amendment No. 1 to the Registration Statement of RRI Energy, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of RRI Energy, Inc. and Mirant Corporation, which is part of the Registration Statement, of our opinion dated April 10, 2010 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings: “Summary — Opinions of Financial Advisors — RRI Financial Advisors”, “The Merger — Background of the Merger”, “The Merger — RRI Board of Directors’ Recommendation and Its Reasons for the Merger” and “The Merger — Opinions of RRI’s Financial Advisors”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ David Whitcher
David Whitcher
Managing Director

New York, New York
July 2, 2010